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                                                                     EXHIBIT 8.2


                FORM OF KING & SPALDING LLP TAX OPINION (MERGER)

                               [__________], 2005


Triple Crown Media, Inc.
546 East Main Street
Lexington, Kentucky 40508

Ladies and Gentlemen:

     We have acted as special tax counsel to Triple Crown Media, Inc., a Delaware corporation ("TCM"), in connection with (i) the Agreement and Plan of Merger (the "MERGER AGREEMENT"), dated August 2, 2005, by and among TCM, BR Acquisition Corp., Georgia corporation and a wholly owned subsidiary of TCM ("MERGER SUB"), and Bull Run Corporation, a Georgia corporation ("BULL RUN"), pursuant to which Bull Run will be merged with and into Merger Sub (the "MERGER") and (ii) the preparation and filing of the Registration Statement on Form S-4 (the "REGISTRATION STATEMENT"), which includes the proxy statement of Bull Run relating to the Merger, the prospectus of TCM for the issuance of shares of TCM common stock, and the information statement of Gray Television, Inc. ("GRAY") relating to the spin-off of TCM (collectively, the "PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT").

     Capitalized terms used in this opinion letter and not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

     In rendering the opinion expressed herein, we have examined and relied upon such documents as we have deemed necessary or appropriate, including without limitation the Merger Agreement, the Separation and Distribution Agreement, dated August 2, 2005, by and between Gray and TCM, and the Registration Statement. In our examination of documents, we have assumed, with your consent, that all documents submitted to us as photocopies, facsimile copies, or electronic mail attachments faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms. In addition, we have obtained such additional information and representations as we have deemed relevant and necessary through consultation with various representatives of TCM, Merger Sub, Bull Run and Gray, including written certificates (the "CERTIFICATES") from officers of TCM, Merger Sub and Bull Run verifying certain relevant facts that have been represented to us.

     We have assumed, with your consent, that (i) the Merger will be effected in accordance with the Merger Agreement and will qualify as a statutory merger under applicable state law, (ii) the statements of fact concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, correct and complete and will remain true, correct and complete at all times up to and including the Effective Time, (iii) the representations made by TCM,

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Triple Crown Media, Inc.
[__________], 2005
Page 2


Merger Sub and Bull Run in their respective Certificates are true, correct and complete and will remain true, correct and complete at all times up to and including the Effective Time, and (iv) any representations made in the Merger Agreement or the Certificates "to the knowledge of," or based on the belief of TCM, Merger Sub or Bull Run or similarly qualified are true, correct and complete and will remain true, correct and complete at all times up to and including the Effective Time, in each case without such qualification. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

     Based upon and subject to the foregoing, we are of the opinion that the Merger will qualify as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"). In addition, we hereby confirm our opinion described in the Proxy Statement / Prospectus / Information Statement under the heading "Material U.S. Federal Income Tax Consequences of the Merger," subject to the limitations and qualifications stated therein.

     The opinion expressed herein is based upon our analysis of the Code, the U.S. Treasury regulations promulgated thereunder, administrative positions of the Internal Revenue Service, and judicial decisions as of the date hereof and represents our best legal judgment as to the matters addressed herein. Our opinion, however, is not binding on the Internal Revenue Service or the courts. Accordingly, no complete assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Moreover, the authorities upon which our opinion is based are subject to change, possibly on a retroactive basis, and any such change could affect the opinion rendered herein.

     Our opinion is based solely on the documents we have examined, the additional information we have obtained, the assumptions we have made, and the representations that have been made to us. Our opinion cannot be relied upon if any of the facts contained in such documents or in any such additional information is, or later becomes, inaccurate or if any of such assumptions or representations is, or later becomes, inaccurate. We assume no obligation to advise you of changes in law or facts or circumstances that come to our attention after the date hereof that could affect our opinion. Finally, our opinion is limited to the United States federal income tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed herein, any other federal, state, local, or foreign income, estate, gift, transfer, sales, use, or other tax consequences that may result from the Merger or any other transaction.

     The opinion expressed herein is furnished by us solely for the benefit of TCM and Merger Sub in connection with the matters addressed herein. We hereby consent to the discussion of this opinion in the Proxy Statement / Prospectus / Information Statement, the filing of this opinion as an exhibit to the Registration Statement, and the references to our firm under the headings "Material U.S. Federal Income Tax Consequences of the Merger" and "Legal Matters" in the Proxy Statement / Prospectus / Information Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

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Triple Crown Media, Inc.
[__________], 2005
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Except as stated in this paragraph, this opinion letter may not be relied upon by any other person or entity for any purpose without our prior written consent.



                                                 Very truly yours,